EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contact:	Michael Sund
March 9, 2005		(858) 503-3233

U.S. ADVANCED BATTERY CONSORTIUM SELECTS MAXWELL TECHNOLOGIES

TO DEVELOP ULTRACAPACITOR-BASED ENERGY STORAGE MODULE FOR AUTOS

‘Big 3’ U.S. Auto Companies and Department of Energy Support FreedomCAR R&D Collaboration

To Promote Enabling Technologies for Transition to Petroleum-Free Passenger Vehicles

CONFERENCE CALL AT 8 A.M. (PST) TOMORROW – DETAILS BELOW

SAN DIEGO, Calif. — Maxwell Technologies, Inc. (Nasdaq: MXWL) announced today that it has received approval from the United States Advanced Battery Consortium (USABC) to commence development of a compact, low-cost, high-performance, 48-volt ultracapacitor-based electrical energy storage module for applications in passenger vehicles.

USABC operates under the auspices of the United States Council for Automotive Research (USCAR), an umbrella organization formed by DaimlerChrysler, Ford and General Motors to strengthen the technology base of the domestic auto industry through cooperative research. Maxwell is eligible for more than $3 million in matching funds for the module development program from the U.S. Department of Energy (DOE) through the FreedomCAR initiative that DOE and USCAR established in 2002 to promote new technologies to reduce passenger vehicles’ dependence on petroleum.

Dr. Richard Balanson, Maxwell’s president and chief executive officer, said that the company views this auto industry-sponsored module development program as an opportunity to further accelerate acceptance of ultracapacitors as a standard building block for energy storage and power delivery solutions for the transportation industry.

“Maxwell has supplied several thousand BOOSTCAP® ultracapacitor cells for integration into gasoline-electric hybrid drivetrains for public transit buses over the past year, and we expect that application to continue growing in 2005,” Balanson said. “We won those orders by delivering robust energy storage components that provide safe, maintenance-free, performance for the life of the vehicle. This opportunity with USABC to develop an auto-specific module will enable us to strengthen our credentials as a supplier of mainstream energy storage systems.”

Under the terms of the 24-month USABC development contract, Maxwell will deliver fully integrated multi-cell modules for testing by DOE’s Sandia National Laboratories and Idaho National Laboratory against rigorous auto industry standards for energy capacity, pulse power, abuse-tolerance, calendar life and cycle life.

“With more than 50 million automobiles produced each year around the world, automotive applications represent an enormous market opportunity for ultracapacitors, so it would be difficult to overstate the strategic significance of this program for Maxwell,” Balanson said.

Management will conduct a conference call and simultaneous webcast at 8 a.m. (PST) tomorrow, March 10, 2005, to discuss the program and answer questions. Speakers will include Dr. Balanson, Richard Smith, Maxwell’s executive vice president for strategic business development, and Dr. John Miller, former head of Ford Motor Company’s electric drivetrain engineering group, who is now a prominent auto industry consultant and author of Propulsion Systems for Hybrid Vehicles, published in 2004. The call may be accessed by dialing toll-free, (800) 905-0392 from the U.S. and Canada, or (785) 832-0201 for international callers. The webcast and subsequent replay may be accessed at the company’s web site via the following link: http://www.maxwell.com/investors/presentations.html.

-more-

U.S. ADVANCED BATTERY CONSORTIUM SELECTS MAXWELL TO

DEVELOP ULTRACAPACITOR-BASED MODULES FOR AUTOS

About USABC

FreedomCAR is a partnership between the United States Department of Energy (DOE) and the United States Council for Automotive Research (USCAR) representing DaimlerChrysler Corporation, Ford Motor Company, and General Motors Corporation. This partnership is focused on funding high-reward/high-risk research that promises improvements in critical components needed for more fuel efficient, cleaner vehicles. USABC operates under the auspices of USCAR. The mission of USABC is to pursue research and development of advanced energy storage systems for automotive applications

About Maxwell Technologies

Maxwell is a leading developer and manufacturer of innovative, cost-effective energy storage and power delivery solutions. Our BOOSTCAP® ultracapacitor cells and multi-cell modules and POWERCACHE® backup power systems provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications. For more information, please visit our website: www.maxwell.com.

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and other expressions of management’s belief or opinion that reflect its current understanding or belief with respect to such matters. Such statements and the company’s business prospects in general are subject to numerous risks and uncertainties, including the fact that the company has a history of losses, may not be able to achieve or maintain profitability, and may not be able to obtain sufficient capital to meet customer demand or other corporate needs. Other risks and uncertainties involve development and acceptance of products based on new technologies, demand for original equipment manufacturers’ products reaching anticipated levels, general economic conditions in the markets served by the company’s products, cost-effective manufacturing of new products, and the impact of competitive products and pricing, and risks and uncertainties involved in foreign operations, including the impact of currency fluctuations. Future changes in accounting standards or practices may adversely affect our revenue or expenses, and compliance with government regulations may result in additional expenses. We may also be subject to product liability or warranty claims, with which we have limited historical experience, and we are undergoing government audits of two businesses sold or discontinued in 2001, and cannot provide assurances that documentation we have provided will be sufficient to avoid significant liabilities arising from those audits. These and other risks are detailed from time-to-time in the Company’s SEC reports, including the report on Form 10-K for the fiscal year ended December 31, 2003. Actual results may differ materially from those projected. These forward-looking statements represent management’s opinion and belief as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date of this release.

# # #